Exhibit 99.1

Finjan Provides Third Quarter 2019 Shareholder Update
Company to Host Conference Call to Discuss Results on November 6th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – November 6, 2019 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity, offers shareholders a financial update and focus of the company’s primary accomplishments for the third quarter ended September 30, 2019. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on November 6th at 1:30 p.m. PT/4:30 p.m. ET.
“To date, 2019 has been an investment in our future as we worked to improve our licensing cadence, reached an inflection point in litigation with three cases scheduled over each of the next three years and continued the evaluation of future growth opportunities,” said Phil Hartstein, President and CEO of Finjan.
“In the third quarter we signed a license with Mimecast and continued to follow our licensing best practices with both prospective licensing discussions and evaluating potential litigation settlements. Prudent expense control remains a focus and we have been successful in maintaining nearly two years of stable cash. We appreciate shareholders commitment, support and patience as we execute against our current and future business opportunities,” concluded Phil Hartstein.
Third Quarter 2019 Highlights:

•	Financial

◦	Revenues of $5.9 million as compared to no revenue for the comparable period in 2018

◦	Net loss was ($2.6) million or ($0.09) per share as compared to net loss of ($7.6) million or ($0.28) per share for the same period a year ago

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Ended the quarter with approximately $33.6 million in cash. When adding in the accounts receivable received on October 3, 2019 of $5.9 million our cash was $39.5 million as compared to $43.3 million as of December 31, 2018

•	Licensing

◦	Finjan, Inc. enters into Patent License Agreement with Mimecast on September 30, 2019

◦	Finjan Blue, Inc. in active license negotiations with prospects

•	Litigation
Three trials scheduled for first half of 2020

•	Finjan, Inc. v. ESET October trial date rescheduled to March 9, 2020

▪	Finjan, Inc. v. Bitdefender scheduled for April 6, 2020

▪	Finjan, Inc. v. Cisco scheduled for June 1, 2020
Finjan has pending patent infringement lawsuits against Palo Alto Networks, Cisco Systems, ESET and its affiliates, Sonicwall, Bitdefender and its affiliates, Juniper Networks, Check Point, Rapid7 and its affiliates, Fortinet and Qualys relating to, collectively, more than 15 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public

Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
Finjan Mobile:

•	Efforts to build consumer awareness and improved user engagement led to downloads surpassing 2 million to date

•	Developed new security innovations for the mobile consumer and secure patents for those innovations
Analyst and Investor Call with Management:
A shareholder update call to discuss the Company’s third quarter 2019 results and other updates is scheduled for 1:30 p.m. Pacific Time on November 6, 2019. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.

International callers can access the call by dialing 1-631-891-4304

An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on November 6, 2019 and can be accessed by dialing 1-844-512-2921 and providing access code 10007743. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan®, Finjan Mobile®, and InvinciBull® are registered trademarks of Finjan Holdings, Inc.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com